Exhibit 10.8

KATES EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of May 13, 2010 (the “Effective Date”) between Rvue Holdings, Inc., a Nevada corporation (the “Company”), and Jason M. Kates (“Employee”).

RECITALS:

WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of May 13, 2010, by and among the Company, Rvue, Inc., a Delaware corporation (“Rvue”), and Argo Digital Solutions, Inc., a Delaware corporation (“Seller”), the Company shall acquire from Seller substantially all of the assets of Rvue used in the operation of the Business, including all of Rvue’s issued and outstanding shares of common stock (as defined in the Asset Purchase Agreement), subject to the terms and conditions set forth in the Asset Purchase Agreement (the “Transaction”);

WHEREAS, pursuant to the terms and conditions of this Agreement, from and after the Effective Date the Company and Employee desire for Employee to serve as the President and Chief Executive Officer of the Company, for the compensation and on the terms and conditions set forth below; and

WHEREAS, it is a condition to the consummation of the Transaction that the Company and Employee enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the promises and conditions herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.           Employment.  The Company hereby employs Employee, and Employee hereby accepts employment with the Company, as its President and Chief Executive Officer, for the period set forth in Section 3 hereof, all upon the terms and conditions hereinafter set forth.

2.           Definitions.  For purposes of this Agreement:

(a)           “Board” shall mean the Board of Directors of the Company.

(b)           “Cause” shall mean termination by the Company of Employee’s employment for reasons of (i) Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony involving moral turpitude, (ii) persistent dishonesty or fraud, (iii) persistent willful breaches of the material terms of the Agreement, or (iv) habitual neglect of the duties which he is required to perform hereunder, provided that, with respect to (iv) hereof, termination shall be conditioned on Employee’s failure to cure within fifteen (15) days after receipt of notice from the Company of such deficiencies.

(c)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and all regulatory guidance promulgated thereunder.

3.           Term.  This Agreement shall commence on the Effective Date and shall continue for a term of Three (3) years from and after the Effective Date (the “Initial Term”), and shall automatically be extended for successive one (1) year terms thereafter (each successive term, a “Renewal Term” and, collectively with the Initial Term, the “Term”) unless (i) at least sixty (60) days prior to the end of the Term of this Agreement, either Employee or the Company notifies the other in writing that Employee or the Company elects to terminate this Agreement effective upon the expiration of the Term, or (ii) this Agreement is terminated in accordance with the terms of Section 4 below.

4.           Termination of Employment.

(a)           Termination of Employment by the Company without Cause (Other Than Due to Disability or Death).

(i)           If, during the Term, the Company terminates Employee’s employment without Cause (other than due to Employee’s Disability or death), Employee shall receive, on the date which is six (6) months after the effective date of such termination (or Employee’s estate shall receive, as soon as practicable after Employee’s death, if earlier) in a lump sum in immediately available funds an amount equal to the aggregate of Employee’s base salary for the remainder of the Term of this Agreement (at the rate in effect at the time of termination), up to a maximum of twelve (12) months of Employee’s base salary.

(ii)           For purposes of this Agreement, Employee’s employment will be deemed to have been terminated without Cause in the event that Employee’s employment with the Company is terminated, including termination of employment by Employee, as a result of (i) the occurrence of a “Significant Event,” as defined below, or any other set of circumstances or action by the Company that results in a substantial reduction or material change to Employee’s duties and responsibilities hereunder, (ii) a request or requirement that Employee perform his duties and responsibilities for the Company from a primary office location greater than twenty-five (25) miles from the current office location of the Company at 900 SE Third Avenue, 3rd Floor, Ft. Lauderdale, FL 33316, or (iii) the Company or Buyer commits a material breach of the Asset Purchase Agreement or any “Related Document,” as that term is defined in the Asset Purchase Agreement; provided, however, that Employee agrees not to terminate his employment with the Company upon the occurrence of an event under subsection (i), (ii) or (iii) of this Section 4(a)(2) without providing the Company with written notice of his intent to terminate his employment for such reason and ten (10) business days in which the Company may effect a remedy or resolution satisfactory to Employee.  For purposes of this Section 4(a)(2), the term “Significant Event” shall mean a change of “control” of the Company or Buyer, or the sale of all or substantially all of the assets of the Company or Buyer, or the merger of the Company and/or Buyer with or into another entity pursuant to which neither the Company nor Buyer is the surviving entity, and the term “control” shall mean the possession of the power to elect a majority of the members of the Board of Directors or comparable governing body of an entity through the ownership of voting securities in such entity.

(b)           Termination of Employment Due to Death or Disability.

(i)           Employee’s employment shall be deemed terminated by the Company upon Employee’s death.  The Company may terminate Employee’s employment for Disability.  In the event of a termination as a result of Employee’s Disability or death, Employee (or his estate, in the case of death, or legal representative, as applicable) shall receive, as soon as reasonably practicable after the date of such termination and in any event no later than thirty (30) days after the date of such termination, in a lump sum in immediately available funds, an amount equal to the aggregate of Employee’s base salary for the remainder of the Term of this Agreement (at the rate in effect at the time of termination), up to a maximum of twelve (12) months of Employee’s base salary.  Additionally, the Company shall pay, reimburse or provide Employee and his beneficiaries, if applicable, the amounts and benefits described in Section 4(c)(1)(A), (B), and (C) at the dates specified in such Section.

(ii)           For purposes of this Agreement, “Disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

(c)           Other Termination of Employment.

(i)           Upon termination of Employee’s employment with the Company for any reason other than as specified in Section 4(a) or (b), including, but not limited to termination for Cause (the date of such termination shall be referred to herein as the “Termination Date”), Employee shall earn no further pay or compensation under Sections 6,  8 and 9 with respect to any period after the Termination Date; provided, however, (A) the Company shall pay any base salary or bonus earned prior to the Termination Date; (B) the Company shall reimburse Employee for reasonable business expenses incurred on or before the Termination Date, pursuant to Section 7, provided that Employee submits a final expense report no later than thirty (30) days from the Termination Date; and (C) Employee and his beneficiaries shall remain entitled to any vested or statutorily mandated benefits under the Company’s benefit programs pursuant to the terms of said programs.

(ii)           The Company shall have the right to terminate Employee’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(d)           Notwithstanding anything in this Agreement to the contrary:

(i)           Upon an event which is described in Section 4(a), the cash amounts described therein shall be distributed to Employee as soon as practicable after the date of termination if legal counsel retained by the Company can reasonably determine that the provisions of Section 409A(a)(2)(B)(i) of the Code or any other provisions of Section 409A of the Code do not require the six (6) month delay referred to therein.  The Company shall be required to retain counsel, at the Company’s expense, to make this determination as soon as practicable after such termination of employment.

(ii)           If payment of any amount or other benefit that is “deferred compensation” subject to Section 409A of the Code at the time otherwise specified in this Agreement would subject such compensation to additional tax pursuant to Section 409A(a)(1) of the Code, the payment thereof shall be postponed to the earliest commencement date on which such amounts could be paid without incurring such additional tax.  In the event a deferral of payment should be required, any payments that would have been made prior to such earliest commencement date but for Section 409A of the Code shall be accumulated and paid in a single lump sum on such earliest commencement date.

(iii)           If any compensation, payments, or benefits permitted or required under this Agreement are otherwise reasonably determined by the Company or Employee to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1) of the Code, the Company and Employee agree to negotiate in good faith appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to Employee.

(iv)           Any outstanding stock options, restricted share awards, performance grants and the like held by Employee on Employee’s last day of service shall remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever.

5.           Duties and Responsibilities.  Subject to the direction of the Board, Employee shall manage, control, administer and operate the day-to-day business and affairs of the Company.  The Board shall consult with Employee on all material decisions.  Employee shall devote substantially all of his business time and efforts to the business of the Company, which shall in any case be sufficient to allow Employee to carry out his duties and responsibilities hereunder, and shall not during the Term be actively engaged in any other business or professional activity that would reasonably be deemed to interfere with his ability to carry out such duties and responsibilities; provided, however, that it shall not be a violation of this Agreement for Employee to serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, manage personal investments or carry on other activities which do not significantly interfere with the performance of Employee’s duties in accordance with this Agreement.

6.           Base Salary.  Through December 31, 2010, the Company shall pay Employee a base salary of not less than $15,000 per month, payable not less frequently than monthly, which base salary may be increased, but not decreased, from time to time as determined by the Board. Commencing January 1, 2011, the Company shall pay Employee a base salary of not less than $20,000 per month, payable not less frequently than monthly, which base salary may be increased, but not decreased, from time to time as determined by the Board.

7.           Expenses.  Employee shall be entitled to timely reimbursement of all reasonable expenses incurred by him in the performance of his duties, subject to the presentation of appropriate receipts, in accordance with the Company’s policies.

8.           Benefits.  Employee shall be entitled to participate in all of Buyer’s health, disability, insurance, 401(k) and other employee benefit programs and equity programs for which management employees of Buyer are generally eligible.  Employee shall be entitled to at least three (3) weeks of paid vacation each calendar year in accordance with Buyer’s policies.

9.           Bonus Program.  Employee shall be entitled to participate in any bonus program implemented for employees of Buyer and approved by the Board; provided that Employee may opt not to receive such bonuses.  Notwithstanding the foregoing, the Company may not pay and the Employee shall not receive any bonus under this Agreement or any other compensatory arrangement during the twelve month period following the later of the Final Closing Date or the Termination Date (as defined in the Company’s Confidential Private Placement Memorandum dated March 23, 2010, as amended or supplemented from time to time, (the “PPM”) other than bonuses based on the Net Profit from revenues generated from performance of services under the contracts assigned by Argo Digital Solutions, Inc. to Rvue, Inc. with Accenture, Autonation and Mattress Firm (the “Contracts”).  For purposes of this Section 9, “Net Profit” shall mean actual collections for bona fide services performed and invoiced pursuant to the Contracts, minus actual direct costs for providing such services, and minus any credits or refunds for payments made during such period.

10.           Taxes.  The Company shall make provision for the reporting and withholding of any federal, state or local income and payroll taxes that may be required to be withheld from the amounts or benefits payable pursuant to the terms of this Agreement and shall pay amounts withheld to the appropriate taxing authorities.

11.           Non-Solicitation.  Employee agrees that he shall not, during the one (1) year period after the termination of this Agreement, directly or indirectly, (a) hire any individual who was an employee of the Company or Buyer on the date of such termination or at any time within six (6) months prior thereto, or solicit such individual to leave his or her employment with the Company or Buyer, or (b) solicit any customer or client, or any person or entity known to Employee to be a prospective customer or client of the Company or Buyer, as of the date of such termination, to purchase any goods or services of the type sold by the Company or Buyer from anyone other than the Company or Buyer.  Employee recognizes and acknowledges that the foregoing covenant not to solicit is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company and Buyer, and that he is aware of his obligations hereunder and acknowledges the reasonableness of the length of time and scope of the covenant.  Notwithstanding any provision to the contrary contained in this Section 11, in the event that Employee’s employment is terminated by the Company without Cause, the provisions of this Section 11 shall not apply.

12.           Indemnification.  The Company shall promptly indemnify and hold harmless Employee to the fullest extent permitted by the Company’s certificate of incorporation and by-laws, or (if greater) by the laws of the State of Delaware, for any liability, loss or expense Employee may incur by reason of his employment with the Company or his activities as an officer or director of the Company or any of its subsidiaries or his activities on behalf of, or at the request of, any of the foregoing (which indemnification shall include, without limitation, advancement of expenses (including attorneys’ fees and other charges of counsel) promptly upon receipt of any undertaking to repay that is required by law).  The foregoing indemnification shall survive any termination of Employee’s employment and shall inure to the benefit of his heirs, successors and legal representatives.

13.           Nondisparagement.

(a)           Employee shall not, whether in writing or orally, publicly criticize, denigrate or disparage the Company, Buyer or any of their respective current or former directors, officers, employees, stockholders, partners, members, agents or representatives, with respect to past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the Company or Buyer in an unfavorable light, provided nothing herein shall or shall be deemed to prevent or impair Employee from testifying truthfully in any legal or administrative proceeding in which such testimony is compelled or requested (or otherwise complying with legal requirements).

(b)           The Company and Buyer shall instruct their respective officers and directors and their agents not to criticize, denigrate or disparage Employee publicly, whether in writing or orally, with respect to any of his past, present, or future activities, or otherwise publish (whether in writing or orally) statements that tend to portray him in an unfavorable light, provided that nothing herein shall, or shall be deemed to, prevent or impair the Company’s or the Buyer’s respective officers and directors from testifying truthfully in any legal or administrative proceeding in which such testimony is compelled or requested (or otherwise complying with legal requirements).

14.           Successors.  Neither party hereto may assign its rights and obligations under this Agreement without the prior written consent of the other party hereto; provided, however, that the Company may assign its rights and obligations under this Agreement to Buyer or to an entity controlled by Buyer without the prior written consent of Employee, so long as such assignee agrees in writing to comply with and be bound by all of the Company’s obligations hereunder.  Any attempted assignment in violation of this Section 14 by the Company shall constitute termination of the Agreement without Cause.  This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s estate and the Company and any permitted assignee of or successor to the Company.

15.           Third-Party Beneficiaries. Buyer is an intended third-party beneficiary of this Agreement and will have the right, power and authority to enforce the terms hereof as though it were a party hereto.

16.           Severability.  If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid.

17.           Amendment and Waiver.  This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and Employee.  A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

18.           Notices.  All notices and other communications hereunder shall be in writing and delivered by hand, by first class registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service, addressed as follows:

If to Company, to:	Chief Financial Officer
Rvue Holdings, Inc.
900 SE Third Avenue, 3rd Floor
Ft. Lauderdale, FL 33316
Telecopier:  (954) 728-9029
Telephone:  (954) 525-6464

If to Employee, to:	Jason M. Kates
1218 SW 21st Court
Fort Lauderdale, FL 33315

Either party may from time to time designate a new address by notice given in accordance with this Section.  Notice and communications shall be effective when actually received by the addressee.

19.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20.           Entire Agreement.  Except as otherwise specifically noted herein, this Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in the Agreement.  This Agreement shall supersede all prior agreements, promises and representations regarding the subject matter of this Agreement.

21.           Applicable Law; Jurisdiction and Venue.  The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without regard to its choice of law principles.  The parties hereto consent to the exclusive jurisdiction of the courts of the State of New York and/or the United States District Court, New York, New York, for the purpose of resolving all issues of law, equity or fact arising out of or in connection with this Agreement.  Any action involving claims of a breach of this Agreement must be brought in such courts.  Each party consents to personal jurisdiction over such party in the state and or federal courts of New York and hereby waives any defense of lack of personal jurisdiction or improper venue.

22.           Survival of Employee’s Rights.  All of Employee’s rights hereunder, including but not limited to his rights to compensation and benefits, shall survive the termination of Employee’s employment and/or the termination of this Agreement.

Exhibit 10.8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RVUE HOLDINGS, INC.

By:	/s/ David A. Loppert
Name:	David A. Loppert
Title:	Chief Financial Officer

EMPLOYEE

/s/ Jason Kates
Jason M. Kates